Exhibit 10.1

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made by and between Graham Smith (“Executive”) and salesforce.com, inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive had entered into a Transition Services Agreement with the Company dated February 27, 2014 (the “Transition Services Agreement”) relating to Executive’s transition services until his expected retirement date on March 31, 2015;

WHEREAS, Executive and Company both wish Executive to remain employed by the Company until such time as mutually agreed between Executive and the Chief Executive Officer of the Company (the “CEO”);

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Position and Duties. Executive will not retire from his employment with the Company on March 31, 2015. Instead, Executive will remain employed with the Company and, as of the Effective Date, will serve as Executive Vice President of the Company. As Executive Vice President, Executive will act as an advisor to the CEO on projects as will be reasonably assigned to him by the CEO, including but not limited to work on behalf of the Company on matters relating to the Salesforce Foundation and Salesforce.org. Executive agrees to provide such services to the Company in good faith, to the best of his ability and in the best interests of the Company. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

2.	Compensation.

a.Base Salary. During the Employment Term, Executive shall continue to receive his base salary at the same rate that he was receiving his salary immediately prior to the Effective Date.

b.Bonuses.

i.Fiscal 2016 Bonus. Subject to Executive’s continued employment through the relevant payment dates, Executive will be entitled to receive 100% of his total target bonus opportunity for the 2016 fiscal year (ending January 31, 2016) under the Kokua Bonus Plan, which target bonus will equal 100% of Executive’s base salary (the “Fiscal 2016 Bonus”) with (1) 25% of his target bonus opportunity for the 2016 fiscal year paid on September 30, 2015, or such time during calendar year 2015 as the Company makes its first fiscal 2016 bonus installment payment to all of its similarly situated employees under the same bonus program, and(2)  the remaining 75% of his target bonus opportunity for the 2016 fiscal year paid in calendar year 2017 at the same time as the Company makes its second fiscal 2016 bonus installment payment to all of its similarly situated employees under the same bonus program. In each case, such bonus payments will be paid to Executive regardless of Executive’s or Company’s performance. Alternatively, and notwithstanding any terms of the Company’s bonus program to the contrary, if Executive’s employment terminates for any reason prior to the date that any Fiscal 2016 Bonus payment otherwise would have been due to Executive pursuant to this Section 2.b.i, then Executive will be entitled to receive a pro-rated Fiscal 2016 Bonus, with such pro-ration calculated based on the number of days Executive remained employed during the Company’s fiscal 2016 year and reduced for any portion of the Fiscal 2016 Bonus already paid to Executive. Subject to any delay required by Section 4, any such pro-rated bonus shall be made to Executive, less any applicable withholding, within 10 calendar days following Executive’s termination of employment, provided, however, that if the date of such termination occurs on or after November 1 of a calendar year, any bonus amount payable in connection with such termination under this paragraph will be paid in arrears on the first payroll date to occur during the immediately following calendar year. Except as provided herein, Executive’s bonus for fiscal 2016 will be governed by the terms and conditions of the Kokua Bonus Plan.

ii.Future Bonuses. For periods after fiscal 2016, during the Employment Term, Executive shall be eligible to participate in the bonus program then-available to similarly-situated executives on such terms and conditions as determined by the Company.

c.Benefits. During the Employment Term, Executive shall continue to be eligible to participate in then-available Company benefit programs at the same level as he would have been eligible to participate in such programs as of immediately prior to the Effective Date, subject to the terms and conditions, including eligibility requirements, of such programs. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

d.Equity. During the Employment Term, Executive will continue to vest in Executive’s outstanding Company stock options and restricted stock unit awards in accordance with their terms.

3.Impact on Other Arrangements.

a.Executive understands and agrees that this Agreement will supersede and replace the Transition Services Agreement in its entirety, and that, as of the Effective Date, the Transition Services Agreement will be of no force and effect and Executive will no longer be entitled to receive any consideration or benefits thereunder (other than with respect to amounts and benefits already earned). Executive further understands and agrees that Executive’s employment during the Employment Term shall continue to be “at-will,” meaning the Company and Executive are both free to terminate Executive’s employment with or without cause or notice. In addition, Executive understands and agrees that except as expressly provided for in this Agreement, Executive shall not be entitled to any other consideration or separation benefits, including, but not limited to, any severance payments, equity benefits, or other severance benefits provided for in the offer letter between Executive and the Company on August 8, 2007 (the “Offer Letter”), other than accrued but unpaid salary and bonus amounts and vested benefits.

b.Notwithstanding anything in this Agreement to the contrary, if, during the Employment Term, the Company completes a “Change of Control” (as defined in the Change of Control and Retention Agreement between the Company and Executive dated as of December 22, 2008 (the “Retention Agreement”)), Executive shall remain eligible to receive all benefits under his Retention Agreement in accordance with its terms, including but not limited to pursuant to Section 3 thereof; provided, however, that solely in the event Executive’s employment terminates for any reason prior to the date that any Fiscal 2016 Bonus payment otherwise would have been due to Executive, any such termination-related Fiscal 2016 Bonus payments provided under this Agreement will reduce the like-kind payments provided under the Retention Agreement, if any. For purposes of clarity, and notwithstanding anything in the Retention Agreement to the contrary, if no Change of Control occurs prior to Executive’s termination of employment with the Company, the Retention Agreement will, as of the date of such termination, be of no further force and effect, except with respect to Section 4 (“Golden Parachute Excise Tax Best Results”) of the Retention Agreement, which Section 4 shall remain in full force and effect, and Executive will not be entitled to receive any severance benefits, equity benefits or other benefits thereunder. For purposes of clarity, Section 4 of the Retention Agreement applies to payments under this Agreement.

4.Tax Consequences.
a.General. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of personal local, personal state, and/or personal federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or Executive’s delayed payment of Executive’s personal federal or personal state or local taxes, or (b) damages sustained by the Company by reason of any claims, specifically set forth in (a) above, including attorneys’ fees and costs.
b.Notwithstanding anything in this Agreement to the contrary, no severance payments or benefits that become payable under this Agreement will be paid to Executive until he has a “separation from service” within the meaning of Section 409A of the Code and the final treasury regulations (the “Treasury Regulations”) and official guidance thereunder (collectively, as each may be amended from time to time, “Section 409A”). References to Executive’s termination of employment or similar terms are intended to refer to Executive’s separation from service within the meaning of Section 409A. The Parties agree that they expect and intend that at all times during the Employment Term Executive’s duties shall constitute more than twenty-percent (20%) of the services provided by Executive to the Company, on average, during the 36 months of employment immediately preceding the Effective Date. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Payments under this Agreement are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to any additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or to otherwise be exempt from Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service, then any severance payments or separation benefits to the extent that the same constitute deferred compensation under Section 409A, otherwise due to Executive on or within the six (6) month period following Executive’s separation from service (whether under this Agreement or otherwise) will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service but prior to the six (6) month anniversary of his date of separation from service, then any payments delayed in accordance with this section shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other payments and benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A. In no event will the Company reimburse Executive for any tax obligations arising under Section 409A.

5.Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of his Employee Inventions and Proprietary Rights Assignment Agreement (the “Confidentiality Agreement”) (except as provided herein), specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Executive agrees that upon the date of his termination of employment, he will return all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

6.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, AND THEIR INTERPRETATION, SHALL BE SUBJECT TO ARBITRATION IN THE CITY AND COUNTY OF SAN FRANCISCO, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

7.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

8.No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

9.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

10.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement, the equity plans and equity agreements under which Executive’s Company equity awards are granted, and the Retention Agreement, in each case as modified herein. For the sake of clarity, Executive specifically acknowledges that the Offer Letter’s provisions with respect to receipt of any severance payments or benefits in the event of his termination without cause or otherwise are expressly superseded by this Agreement and that the Executive shall receive no compensation or consideration of any sort under the Offer Letter, and that the Transition Services Agreement is superseded in full. Executive further acknowledges that if no Change of Control occurs prior to the date Executive’s employment with the Company terminates, the Retention Agreement will, as of the date of such termination, be of no further force and effect, except with respect to Section 4 (“Golden Parachute Excise Tax Best Results”) of the Retention Agreement, which Section 4 shall remain in full force and effect, and Executive will not be entitled to receive any severance benefits, equity benefits or other benefits thereunder.

11.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Legal Officer.

12.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

13.Effective Date. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

14.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

15.Legal Fees. The Company shall pay, or reimburse Executive for, Executive’s legal counsel’s reasonable fees in connection with the negotiation of this Agreement; provided, however, that Executive agrees to submit appropriate documentation to the Company reflecting such fees within forty-five (45) days following the date of this Agreement.

16.Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, and without any duress or undue influence on the part or behalf of the Company or any third party. Executive acknowledges that: (a) he has read this Agreement; (b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Agreement; and (d) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

GRAHAM SMITH, an individual

Dated: March 31, 2015    /s/ Graham Smith
Graham Smith

SALESFORCE.COM, INC.

Dated: March 31, 2015    By /s/ Burke Norton
Burke Norton
Chief Legal Officer